Exhibit 99.1

Company Contact: Charles R. Waldron Chief Financial Officer (703) 709-9119 bob_waldron@learningtree.com

LEARNING TREE ANNOUNCES FIRST QUARTER FISCAL YEAR 2010 RESULTS

Reston, VA — February 9, 2010 – Learning Tree International, Inc. (NASDAQ: LTRE) announced today its revenues and results of operations for its first quarter of fiscal year 2010, which ended January 1, 2010. Revenues for the quarter ended January 1, 2010 were $32.5 million, a 14% decrease from the same quarter of the prior fiscal year. Learning Tree reported income from operations for the quarter of $3.9 million, compared to income from operations of $2.7 million for the same quarter of fiscal 2009. Net income for the first quarter of fiscal 2010 was $2.4 million, compared with net income of $1.8 million for the first quarter of fiscal 2009. Earnings per share for the first quarter of fiscal 2010 were $0.18, compared with earnings per share of $0.11 for the same quarter of fiscal 2009.

“Our performance in our first quarter reflects significant benefits from profitability improvements and cost savings we have made during these challenging economic times,” commented Learning Tree President and CEO Nicholas R. Schacht. “We are pleased that these changes have resulted in increased profitability compared to a year earlier, and we look forward to being able to build on our strong financial base and market position to capitalize on opportunities as they arise.”

Mr. Schacht also commented on the continued roll-out of the Learning Tree AnyWare™ e-Learning platform: “We are pleased by our customers’ enthusiastic response to the introduction of AnyWare, which allows individuals located anywhere in the world to use an ordinary Internet connection to attend a live instructor-led class being conducted in a Learning Tree Education Center or at a customer location. Remote participants have real-time video of their instructor, their classmates and their instructor’s annotations. They participate fully in discussions, ask questions, collaborate in breakout sessions and complete the same hands-on exercises (with the same personal assistance from the instructor) as their classroom-based counterparts. Because of this complete involvement, AnyWare participants achieve the same level of knowledge and skill transfer as our in-class participants.”

Learning Tree International is a leading worldwide provider of vendor-independent education and training to managers and IT professionals in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, project management, leadership, communications, business analysis, and strategic business skills. Learning Tree also tests and certifies IT and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Webcast

An investor conference call to discuss first quarter results is scheduled at 4:30 pm EST February 9, 2010. Interested parties are invited to listen to the conference call by accessing the webcast live on Learning Tree’s website www.learningtree.com/investor. The webcast will also be available at www.learningtree.com/investor for replay.

- table follows -

[Table 1—Summary consolidated financial statements and balance sheets]

Table 1

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended
	January 1, 2010	January 2, 2009
Revenues	$32,505	$37,966
Cost of revenues	14,027	16,317

Gross profit	18,478	21,649

Operating expenses:
Course development	1,717	2,211
Sales and marketing	6,801	9,111
General and administrative	6,076	7,655

Total operating expenses	14,594	18,977

Income from operations	3,884	2,672

Other income (expense), net	223	378

Income before income taxes	4,107	3,050
Provision for income tax	1,684	1,208

Net income	$2,423	$1,842

Earnings per share—diluted	$0.18	$0.11

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	January 1, 2010	October 2, 2009
Cash and cash equivalents	$42,706	$44,313
Available for sale securities	30,022	29,497
Trade accounts receivable, net	13,491	15,157
Prepaid expenses and other	7,989	7,776

Total current assets	94,208	96,743
Depreciable assets, net and other	39,052	40,077

Total assets	$133,260	$136,820

Accounts payable and accrued liabilities	$19,976	$22,327
Deferred revenues	35,830	38,103

Total current liabilities	55,806	60,430
Other	13,030	13,528

Total liabilities	68,836	73,958

Stockholders' equity	64,424	62,862

Total liabilities and stockholders' equity	$133,260	$136,820